GAIN Capital Announces Monthly Metrics for January 2020

BEDMINSTER, N.J., February 10, 2020/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of January 2020.

	Jan-20	Dec-19	Jan-19	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$161.4	$130.8	$184.0	23.4%	(12.3)%
OTC Average Daily Volume	$7.3	$6.2	$8.4	17.7%	(13.1)%
12 Month Trailing Active OTC Accounts(2)	123,427	122,532	122,581	0.7%	0.7%
3 Month Trailing Active OTC Accounts(2)	72,986	72,916	70,150	0.1%	4.0%

Futures Segment
Number of Futures Contracts	648,101	477,386	591,123	35.8%	9.6%
Futures Average Daily Contracts	30,862	22,733	28,149	35.8%	9.6%
12 Month Trailing Active Futures Accounts(2)	7,064	7,019	7,673	0.6%	(7.9)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period.

Management Commentary
“Trading conditions in January saw a solid improvement over December and the fourth quarter in general, with Retail daily volumes increasing 18% and Futures up 36% month on month.  Coming off a prolonged period of low volatility during 2019, we remain focused on our longer term strategy but are encouraged by how the new year has begun,” stated Glenn Stevens, GAIN Capital CEO.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Forward-Looking Statements

In addition to historical information, this release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 11, 2019, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital's systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact: Jonathan Kay, GAIN Capital +1 908.731.0737, ir.gaincapital.com